Filed Pursuant to 424(b)(3)
Registration No. 333-139068

Prospectus Supplement No. 1 dated February 27, 2007
To Prospectus dated November 30, 2006

OXFORD MEDIA, INC.
COMMON STOCK
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This Prospectus Supplement No. 1 supplements and amends the prospectus dated November 30, 2006 relating to the resale of up to 19,717,857 shares of our common stock.

Notice About Information Presented In This Supplement

This supplement may be used by the Selling Security Holders to offer their shares only if accompanied by the prospectus dated November 30, 2006.

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This supplement provides information that supersedes, or is in addition to, information presented in the prospectus. If there is any difference between the information presented in this supplement and the information contained in the prospectus, you should rely on the information in this supplement.

•	You should rely only on the information provided in this supplement and the prospectus. We have not authorized anyone to provide you with different information.

•	We do not claim the information contained in this supplement or the accompanying prospectus is accurate as of any date other than the dates on their respective covers.

•	All references in the prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended).”

This Prospectus Supplement No.1 modifies and supersedes certain information contained in the Prospectus as follows:

The exercise price for warrants to acquire up to 11,500,000 shares of our common stock issued to eight of the selling shareholders in an offering referred to as the “SVI Acquisition Financing Transaction” was reduced from $0.50 per share to $0.10 per share.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Supplement Is: February 27, 2007